UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 29, 2016

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ	08830
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (732) 201-4189

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2016, Echo Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and other accredited investors (the “Investors”) pursuant to which the Company agreed to issue up to $5,145,000 principal amount of 10% senior secured convertible notes of the Company (the “Notes”) and related common stock purchase warrants (the “Warrants”) in two tranches.  The Notes are secured by substantially all of the assets of the Company pursuant to a Security Agreement, dated January 29, 2016 (the “Security Agreement”).  The initial closing of $1,787,000 occurred on January 29, 2016.  Bridge notes in the principal amount of $680,000 were surrendered to the Company as payment by certain Investors. Fees aggregating approximately $275,000 were paid out of the proceeds of the initial closing to the placement agent and others.  Additional fees will be paid, primarily to the placement agent, for the second closing when funded. The second closing of $3,358,000 is subject to the Company obtaining shareholder approval. The Notes are initially convertible into 1,191,333 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), at $1.50 per share. The Company has the right to redeem the Notes under certain circumstances.  Interest is payable quarterly or, subject to receipt of stockholder approval, at the Company’s option, in shares of Common Stock.  In connection with the initial closing, the Company issued five-year Warrants to purchase 1,191,333 shares of Common Stock at an exercise price of $1.50 per share, which are not exercisable for six months. Upon receipt of shareholder approval, the Company expects to issue Notes in an aggregate principal amount of $3,358,000 initially convertible into 2,238,667 shares of Common Stock at $1.50 per share and 1-1/2 year warrants to purchase 2,238,667 shares of Common Stock at $1.50 per share.  The Notes and Warrants are subject to customary antidilution provisions.  If stockholder approval is obtained, the conversion price for the Notes is subject to a reset to eighty percent (80%) of the average of the ten lowest closing prices of the Common Stock less than $1.50 (subject to equitable adjustment), if any, as reported by Bloomberg LP for the principal market on which the Common Stock then trades during the ninety (90) days following the first effective date of a registration statement filed pursuant to the Registration Rights Agreement, but in no event less than $.80, subject to equitable adjustment.

The Purchase Agreement contains customary representations, warranties and affirmative and negative covenants.  The Purchase Agreement also requires management and certain shareholders to lock-up certain of their shares for the earlier of six months after the effective date of a registration statement, the first anniversary of the initial closing (January 29, 2017), or the date, if applicable, such holder of securities is no longer an officer or directors of the Company, subject to certain exceptions.  In addition, for up to one year following the effective date of a registration statement, the Investors have the right to participate, on a pro rata basis, in certain subsequent financings by the Company, subject to certain limitations. In connection with the transaction, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) that requires the Company to file one or more registration statements in respect of the  shares of Common Stock underlying the Notes and Warrants.  If the Company fails to make its filing deadlines or fails to maintain the registration statement for required periods of time, the Company will be subject to certain liquidated damages provisions. Newbridge Securities Corporation/Life Tech Capital (the “Placement Agent”) acted as the sole placement agent for the financing.  The Placement Agent will receive five-year warrants to purchase approximately 275,000 shares of Common Stock at $1.50 per share upon the completion of the full offering.

The above is a summary of the material terms and conditions of the Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement and the Security Agreement and is qualified in its entirety by the full terms and conditions of such agreements which are attached hereto as Exhibits 10.1 through 10.5 and are hereby incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference with respect to the issuance of $1,787,000 of principal amount of Notes.

Item 3.02                  Unregistered Sale of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K which is incorporated herein by reference, on January 29, 2016, the Company issued Notes and Warrants which are convertible or exercisable into the Company’s shares of common stock.

The Notes and Warrants were issued pursuant to the exemption from registration requirements of the Securities Act of 1933, as amended (“Securities Act”), provided under Section 4(a)(2) thereof and pursuant to Rule 506 of Regulation D only to “accredited investors” (as defined under Rule 501(a) of the Securities Act) based in part on the representations and warranties of the Investors.

Item 9.01                  Financial Statements and Exhibits.

10.1	Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Registration Rights Agreement
10.5	Security Agreement

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: February 2, 2016	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer

Exhibit Index

10.1	Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Registration Rights Agreement
10.5	Security Agreement